Exhibit (a)(1)

THERMA-WAVE, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS
ISSUED BEFORE JULY 1, 2002

AND HAVING AN EXERCISE PRICE GREATER THAN $2.00 PER SHARE
UNDER THE THERMA-WAVE 1997 STOCK PURCHASE AND OPTION PLAN,
THE 1997 EMPLOYEE STOCK PURCHASE AND OPTION PLAN,
THE 1997 SPECIAL EMPLOYEE STOCK PURCHASE AND OPTION PLAN,
AND THE 2000 EQUITY INCENTIVE PLAN

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 12:00 MIDNIGHT, PACIFIC DAYLIGHT SAVING TIME, ON SEPTEMBER 10, 2003,

UNLESS THE OFFER IS EXTENDED.

Therma-Wave, Inc. ("Therma-Wave," the "Company" "we" or "us") is offering to exchange all outstanding options to purchase shares of our common stock granted under our 1997 Stock Purchase and Option Plan (the "1997 Stock Plan"), our 1997 Employee Stock Purchase and Option Plan (the "1997 Employee Stock Plan"), our 1997 Special Employee Stock Purchase and Option Plan (the "1997 Special Employee Stock Plan"), and our 2000 Equity Incentive Plan (the "2000 Plan") (collectively, the "Option Plans") that were issued before July 1, 2002 and which have an exercise price greater than $2.00 per share for new options, which we will grant under the Option Plans. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "Offer"). If you participate in the offer, the number of shares of common stock you will receive when you exercise your replacement options will be equal to 75% of the number of shares you would have received if you exercised the options that are exchanged. We will grant the new options promptly following the expiration of the Offer (the "Replacement Grant Date").

This Offer is not conditioned upon a minimum number of options being tendered. However, this Offer is subject to conditions which we describe in Section 6 of this Offer. Members of the Company's board of directors and officers of the Company are not eligible to participate in the Offer.

If (i) you elect to exchange options as described in the Offer, (ii) your offer is accepted and (iii) you remain employed by Therma-Wave or a successor thereof until the Replacement Grant Date as discussed herein, we will grant you new options under the Option Plans pursuant to a new option agreement. The exercise price of the new option will be equal to the closing trading price of our common stock on The Nasdaq National Market on the date this Offer expires. You will not be able to exercise the new options until the options have vested.

If your current option vests over a fixed number of years so long as you remain employed by the Company and is not subject to vesting on the achievement of project milestones, then:

1. So long as you continue to be an employee of Therma- Wave, one half of your new option shall vest nine months from the date the new options are issued, and the remaining one half of your new option shall vest 18 months from the date the new options are issued;

2. All of your replacement options will have a four-year term as opposed to the ten-year term of the old options.

If your current option vests in increments upon the accomplishment of project milestones and then vests completely after a fixed number of years so long as you remain employed by the Company, then:

1. So long as you continue to be an employee of Therma- Wave, one half of the portion of your option that replaces the vested portion of your current option shall vest nine months from the date the new options are issued, and the remaining one half of the option replacing the vested portion of your current option shall vest 18 months from the date the new options are issued;

2. The portion of your replacement option that replaces the unvested portion of your current option will continue to vest on the schedule set forth in your current option agreement, however, in no event shall any portion of your replacement option vest before nine months from the date the new options are issued; and

3. All of your replacement options will have a term that extends for two and one-half years after the last date any portion of the replacement option vests.

Although our board of directors has approved this Offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to tender your options.

Shares of our common stock are quoted on The Nasdaq National Market under the symbol "TWAV." On August 5, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $1.98 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

You should direct questions about this Offer or requests for assistance or for additional copies of the Offer to Therma-Wave, Inc., 1250 Reliance Way, Fremont, California 94539; telephone: (510) 668-2678; facsimile to attention Tender Offer: (510) 226-6834; email: TenderOffer@thermawave.com.

IMPORTANT

If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us by fax to attention Tender Offer at (510) 226-6834 or, by email at TenderOffer@thermawave.com or by post at Therma-Wave, Inc., 1250 Reliance Way, Fremont, California 94539.

If you do not turn in your letter of transmittal by 12:00 midnight on September 10, 2003 (unless the offer is extended), then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. YOUR LETTER OF TRANSMITTAL MUST BE RECEIVED BY 12:00 midnight on September 10, 2003 (unless the offer is extended), NOT JUST MAILED BY THEN.

The method of delivery of all documents, including letters of transmittal and any other required documents, is at the election and risk of the tendering option holder. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

We are not making this Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone else makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET *

INTRODUCTION *

THE OFFER *

1. Number of Options; Expiration Date. *

2. Purpose of the Offer. *

3. Procedures for Tendering Options. *

4. Withdrawal Rights. *

5. Acceptance of Options for Exchange and Issuance of New Options. *

6. Conditions of the Offer. *

7. Price Range of Common Stock Underlying the Options. *

8. Source and Amount of Consideration; Terms of New Options. *

9. Information Concerning Therma-Wave; Risk Factors. *

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options. *

11. Status of Options Acquired by Us in the Offer. *

12. Accounting Consequences of the Offer. *

13. Legal Matters; Regulatory Approvals. *

14. Material Federal Income Tax Consequences. *

15. Extension of Offer; Termination; Amendment. *

16. Fees and Expenses. *

17. Additional Information. *

18. Miscellaneous. *

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Offer because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer. We have included page references within this Offer to Exchange where you can find a more complete description of the topics in this summary.

  What securities are we offering to exchange?

We are offering to exchange all stock options issued before July 1, 2002 and which have an exercise price greater than $2.00 per share which are outstanding under the Therma-Wave, Inc. 1997 Stock Plan, the 1997 Employee Stock Plan, the 1997 Special Employee Stock Plan, and the 2000 Plan (the "Option Plans") for new options under the Option Plans.

  Why are we making the Offer?

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this Offer to exchange outstanding options for new options that will have an exercise price equal to the closing trading price of our common stock on The Nasdaq National Market on the day this Offer expires, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to have value, create better performance incentives for employees and thereby maximize stockholder value.

  Who is eligible?

Any current employee of Therma-Wave who is a resident of a country where this Offer is not prohibited with a current stock option under any Option Plan that was issued prior to July 1, 2002 with an exercise price greater than $2.00 per share is eligible to participate, other than officers of the Company.

  What are the conditions to the Offer?

The Offer is not conditioned upon a minimum number of options being tendered. However, the Offer is subject to a number of conditions, including the conditions described in Section 6.

  Are there any eligibility requirements I must satisfy after the expiration date of the Offer to receive the new options?

To receive a grant of new options pursuant to the Offer and under the terms of the Option Plans, you must be an employee, and not an officer, of Therma-Wave or you must be an employee of any Therma-Wave subsidiary or successor from the date you tender options through the Replacement Grant Date.

  How many new options will I receive in exchange for my tendered options?

We will grant you new options to purchase the number of shares of our common stock which are equal to 75% of the number of shares of common stock you would have been able to receive when you exercised your old option. All new options will be granted under the Option Plans and will be subject to the terms and conditions of the Option Plans and a new option agreement between you and us.

  What are the new vesting terms of my options?

If your current option vests over a fixed number of years so long as you remain employed by the Company and is not subject to vesting on the achievement of project milestones, then:

1. So long as you continue to be an employee of Therma- Wave, one half of your new option shall vest nine months from the date the new options are issued, and the remaining one half of your new option shall vest 18 months from the date the new options are issued;

2. All of your replacement options will have a four-year term as opposed to the ten-year term of the old options.

If your current option vests in increments upon the accomplishment of project milestones and then vests completely after a fixed number of years so long as you remain employed by the Company, then:

1. So long as you continue to be an employee of Therma- Wave, one half of the portion of your option that replaces the vested portion of your current option shall vest nine months from the date the new options are issued, and the remaining one half of the option replacing the vested portion of your current option shall vest 18 months from the date the new options are issued;

2. The portion of your replacement option that replaces the unvested portion of your current option will continue to vest on the schedule set forth in your current option agreement, however, in no event shall any portion of your replacement option vest before nine months from the date the new options are issued; and

3. All of your replacement options will have a term that extends for two and one-half years after the last date any portion of that replacement option vests.

  When will I receive my new options?

We will cancel tendered options and grant new options promptly following the expiration of the Offer. The currently scheduled expiration date of the Offer is September 10, 2003.

  Is this a repricing?

This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced but the other terms of the options would remain unchanged.

  Why can't Therma-Wave just reprice my options, as I have seen other companies do?

The Company does not want to simply reprice the options. Your new options will have new vesting, expiration and change of control terms requiring you to choose whether you want to participate in the Offer.

  What will the exercise price of the new options be?

The exercise price of the new options will be equal to the closing trading price of our common stock on The Nasdaq National Market on the date this Offer expires. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

  What will be the terms and conditions of my replacement options?

The following description of the terms of the replacement options is a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the Option Plans and the form of option agreement. Complete information about the Option Plans is included in the Therma-Wave, Inc. 1997 Stock Plan, the 1997 Employee Stock Plan, the 1997 Special Employee Stock Plan, and the 2000 Plan, as amended, and the form of option agreements. The 1997 Stock Plan is filed as Exhibit 10.20 to our Registration Statement on Form S-4 (File No. 333-29871). The 1997 Employee Stock Plan and the 1997 Special Employee Stock Plan are filed as Exhibits 10.30 and 10.31 to our Registration Statement on Form S-1 (File No. 333-76049). The 2000 Plan was filed as Exhibit 10.22 to our Annual Report on Form 10-K, which was filed with the SEC on June 30, 2000. The First Amendment to the 2000 Plan was filed as Exhibit 99.2 to our Registration Statement on Form S-8 (File No. 333-83282) which was filed with the SEC on February 22, 2002.

The exercise price for the new options will be equal to the closing trading price of our common stock on The Nasdaq National Market on the date this Offer expires.

If your current option vests over a fixed number of years so long as you remain employed by the Company and is not subject to vesting on the achievement of project milestones, then:

1. So long as you continue to be an employee of Therma- Wave, one half of your new option shall vest nine months from the date the new options are issued, and the remaining one half of your new option shall vest 18 months from the date the new options are issued;

2. All of your replacement options will have a four-year term as opposed to the ten-year term of the old options.

If your current option vests in increments upon the accomplishment of project milestones and then vests completely after a fixed number of years so long as you remain employed by the Company, then:

1. So long as you continue to be an employee of Therma- Wave, one half of the portion of your option that replaces the vested portion of your current option shall vest nine months from the date the new options are issued, and the remaining one half of the option replacing the vested portion of your current option shall vest 18 months from the date the new options are issued;

2. The portion of your replacement option that replaces the unvested portion of your current option will continue to vest on the schedule set forth in your current option agreement, however, in no event shall any portion of your replacement option vest before nine months from the date the new options are issued; and

3. All of your replacement options will have a term that extends for two and one-half years after the last date any portion of the replacement option vests.

  What happens if Therma-Wave is subject to a change in control before the replacement options are granted?

If we are a party to a change in control transaction before the replacement options are granted, we would require the surviving corporation (the "Surviving Corporation") to inherit our obligation to grant replacement options. The replacement options would still be granted on the Replacement Grant Date, but they would be options to purchase the shares of the Surviving Corporation. The exercise price would be equal to the closing trading price of our common stock on The Nasdaq National Market on the date this Offer expires. For example, if we were acquired by means of a merger, your replacement option would be for the number of shares of common stock of the acquiror equal to the number of our shares that you would have received multiplied by the exchange ratio that was used in the merger. Following a change in control, if you are not an employee of Therma-Wave or an acquiror on the date you are scheduled to receive your new option, you will not receive any new options in exchange for your tendered options that have been accepted for exchange.

  Do I have to tender all of my option grants?

If you elect to participate in this Offer, all options granted to you before July 1, 2002 which have an exercise price greater than $2.00 per share are required to be tendered. Options granted July 1, 2002 or after or which have an exercise price of $2.00 per share or less may not be tendered.

  Will I have to pay taxes if I exchange my options in the Offer?

If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the Offer based on your personal tax situation.

  Will my new options be incentive stock options or nonstatutory options?

Your new options will be nonstatutory options.

  When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

The Offer expires on September 10, 2003, at 12:00 midnight, Pacific Daylight Saving Time (the "Expiration Date"), unless we extended it.

We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If we extend the Offer, we will make a public announcement of the extension no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration of the Offer period.

  How do I tender my options?

If you decide to tender your options, you must deliver, before 12:00 midnight, Pacific Daylight Saving Time, on the Expiration Date, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to us by fax to attention Tender Offer at (510) 226-6834 or, by email at TenderOffer@thermawave.com or by post at Therma-Wave, Inc., 1250 Reliance Way, Fremont, California 94539.

If we extended the Offer beyond that time, you must deliver these documents before the extended expiration of the Offer.

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options promptly following the expiration of the Offer. Our rights to extend, terminate or amend the Offer remain subject to our obligation to cancel all tendered options and grant replacement options promptly following the expiration of the Offer.

  If I participate, what will happen to my current options?

Options designated to be exchanged under this program will be cancelled promptly following the Expiration Date.

  What will happen if I do not turn in my form by the Expiration Date?

If you do not turn in your election form by the Expiration Date, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms.

  During what period of time may I withdraw previously tendered options?

You may withdraw your tendered options at any time before the Expiration Date (currently scheduled to be 12:00 midnight, Pacific Daylight Saving Time, on September 10, 2003). If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver to us a written letter of transmittal, or a facsimile thereof, with the required information noting your withdrawal while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may not re-tender options again.

  What do we and our board of directors think of the Offer?

Although our board of directors has approved this Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options.

  Who can I talk to if I have questions about the Offer?

For additional information or assistance, you should contact:

Therma-Wave, Inc.
1250 Reliance Way
Fremont, California 94539
telephone: (510) 668-2678
facsimile to attention Tender Offer: (510) 226-6834
Email: TenderOffer@thermawave.com

INTRODUCTION

Therma-Wave, Inc. is offering to exchange all outstanding options to purchase shares of our common stock granted under the 1997 Stock Plan, the 1997 Employee Stock Plan, the 1997 Special Employee Stock Plan, and the 2000 Plan that were issued before July 1, 2002 and have an exercise price greater than $2.00 per share for new options we will grant under the Option Plans. We are making this Offer upon the terms and subject to the conditions set forth in this Offer and in the related letter of transmittal. The number of shares of common stock subject to new options to be granted to each option holder will be equal to 75% of the number of shares you would have received if you exercised your options that you offer for exchange. We will grant the new options promptly following the expiration of the Offer. If you choose to participate, you must elect to exchange all options granted before July 1, 2002 with an exercise price greater than $2.00 per share for replacement options.

This Offer is not conditioned upon a minimum number of options being tendered. This Offer is subject to conditions which we describe in Section 6 of this Offer.

If you tender options for exchange and meet the requirements set forth herein, we will grant you new options under the Option Plans and a new option agreement between us and you. The exercise price of the new options will be equal to the closing trading price of our common stock on The Nasdaq National Market on the Expiration Date.

If your current option vests over a fixed number of years so long as you remain employed by the Company and is not subject to vesting on the achievement of project milestones, then:

1. So long as you continue to be an employee of Therma- Wave, one half of your new option shall vest nine months from the date the new options are issued, and the remaining one half of your new option shall vest 18 months from the date the new options are issued;

2. All of your replacement options will have a four-year term as opposed to the ten-year term of the old options.

If your current option vests in increments upon the accomplishment of project milestones and then vests completely after a fixed number of years so long as you remain employed by the Company, then:

1. So long as you continue to be an employee of Therma- Wave, one half of the portion of your option that replaces the vested portion of your current option shall vest nine months from the date the new options are issued, and the remaining one half of the option replacing the vested portion of your current option shall vest 18 months from the date the new options are issued;

2. The portion of your replacement option that replaces the unvested portion of your current option will continue to vest on the schedule set forth in your current option agreement, however, in no event shall any portion of your replacement option vest before nine months from the date the new options are issued; and

3. All of your replacement options will have a term that extends for two and one-half years after the last date any portion of the replacement option vests.

As of July 31, 2003, options to purchase 5,495,974 shares of our common stock were issued and outstanding under the Option Plans. Of these options, options to purchase 1,375,639 shares of our common stock were issued before July 1, 2002, had an exercise price greater than $2.00 per share and were held by eligible employees. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 4.7% of the total shares of common stock outstanding as of July 31, 2003.

All options accepted by us pursuant to this Offer will be canceled.

THE OFFER

  Number of Options; Expiration Date.

  Upon the terms and subject to the conditions of the Offer, we will exchange for new options to purchase common stock under the Option Plans all eligible outstanding options under the Option Plans that are properly tendered and not validly withdrawn in accordance with Section 4 before the "Expiration Date," as defined below. Eligible outstanding options are all options held by employees of the Company who are not officers and who are residents of a country where this Offer is not prohibited if the options were issued before July 1, 2002 and have an exercise price greater than $2.00 per share.

  If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to 75% of the number of shares you would have received if you exercised the option that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the Option Plans and to a new option agreement between us and you. If you are not an employee of Therma-Wave or a successor of Therma-Wave from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not an employee from the date you tender options through the date we grant the new options.

  The term "Expiration Date" means 12:00 midnight, Pacific Daylight Saving Time, on September 10, 2003, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the Offer.

  If we decide to take any of the following actions, we will publish notice of the action and extend the Offer for a period of ten business days after the date of such publication:

    (1) we increase or decrease the amount of consideration offered for the options;

    (2) we increase or decrease the number of options eligible to be tendered in the Offer; or

    (3) we decrease the number of options eligible to be tendered in the Offer or we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase; and

    the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15.

  For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

  Purpose of the Offer.

  We issued the options outstanding under the Option Plans for the following purposes:

      to provide our employees an opportunity to acquire or increase a proprietary interest in Therma-Wave, thereby creating a stronger incentive to expend maximum effort for our growth and success; and
      to encourage our employees to continue their relationship with us.

  Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this Offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the Expiration Date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to provide value, create better performance incentives for employees and thereby maximize stockholder value. We hope that this program will ameliorate the current underwater options issue, but we cannot guarantee it considering the ever-present risks associated with a volatile and unpredictable stock market.

  Subject to the foregoing, and except as otherwise disclosed in this Offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

      an extraordinary corporate transaction, such an a merger, reorganization or liquidation, involving us. Since our inception, we have acquired one company, Sensys Instruments Corporation, and we expect to consider additional acquisitions from time to time;

      any purchase, sale or transfer of a material amount of our assets;

      any material change in our present dividend policy, or our indebtedness or capitalization, except that we may in the future choose to explore strategic alternatives to increase our liquidity, which could involve the issuance of new equity;

      any material change in our present board of directors or management, including a change in the number or term of directors or a change in any executive officer's material terms of employment, except that we are currently searching for a financial expert to add to our board of directors;

      any other material change in our corporate structure or business;

      our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

      our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

      the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act; and

      any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition or control of us by any person.

  Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. We urge you to evaluate carefully all of the information in this Offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

  Procedures for Tendering Options.

  Proper Tender of Options. To validly tender your options pursuant to the Offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof. We must receive the letter of transmittal at the following address: Therma-Wave, Inc., 1250 Reliance Way, Fremont, California 94539; facsimile to attention Tender Offer: (510) 226-6834; email: TenderOffer@thermawave.com.

  If you do not turn in your letter of transmittal by 12:00 midnight on September 10, 2003 (unless the offer is extended), then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. YOUR LETTER OF TRANSMITTAL MUST BE RECEIVED BY 12:00 midnight on September 10, 2003 (unless the offer is extended), NOT JUST MAILED BY THEN.

  The method of delivery of all documents, including letters of transmittal and any other required documents, is at the election and risk of the tendering option holder. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

  Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in the appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder, provided that if we waive a condition or any defect or irregularity in any election with respect to one type of option or one option holder, we will waive the same condition for all other tenders without qualification. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

  Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer. This Offer does not constitute an agreement to continue your employment, if you are an employee, and you remain an "at-will" employee.

  Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly following the expiration of the Offer all properly tendered options that have not been validly withdrawn. Our rights to extend, terminate or amend the Offer remain subject to our obligation to cancel all tendered options and grant replacement options promptly following the expiration of the Offer.

  Withdrawal Rights.

  You may only withdraw your tendered options in accordance with the provisions of this Section 4.

  You may withdraw your tendered options at any time before 12:00 midnight, Pacific Daylight Saving Time, on the Expiration Date. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Pacific Daylight Saving Time, on the Expiration Date, you may withdraw your tendered options at any time after 12:00 midnight Pacific Daylight Saving Time, on the Expiration Date.

  To validly withdraw tendered options, an option holder must deliver to us at the address set forth on the back cover of this Offer a letter of transmittal, or a facsimile thereof, with the required withdrawal information, while the option holder still has the right to withdraw the tendered options. The letter of transmittal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the letter of transmittal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in- fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the letter of transmittal.

  You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer.

  Neither Therma-Wave nor any other person is obligated to give notice of any defects or irregularities in any letter of transmittal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

  Acceptance of Options for Exchange and Issuance of New Options.

  Upon the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. If your options are properly tendered and accepted for exchange on September 10, 2003, the scheduled Expiration Date of the Offer, your old options will be cancelled promptly thereafter. You will be granted new options on the Replacement Grant Date, which will be promptly following the expiration of the Offer.

  Your new options will entitle you to purchase a number of shares of our common stock which is equal to 75% of the number of shares you would have received if you exercised the options you tender, subject to adjustments for any stock splits, stock dividends and similar events. If you are not an employee of Therma-Wave from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not an employee from the date you tender options through the date we grant the new options. Therefore, if you leave Therma-Wave voluntarily, involuntarily, or for any other reason, before your new option is re-granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the re-grant that would have been issued on the replacement grant date.

  If we are a party to a change-in-control transaction before the replacement options are granted, we would require the Surviving Corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the Replacement Grant Date, but they would be options to purchase the shares of the Surviving Corporation. For example, if we were acquired by means of a merger, your replacement option would be for the number of shares of common stock of the acquirer equal to the number of our shares that you would have received multiplied by the exchange ratio that was used in the merger.

  For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn if and when we give written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn. Our rights to extend, terminate or amend the Offer remain subject to our obligation to cancel all tendered options and grant replacement options promptly following the expiration of the Offer. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

  Conditions of the Offer.

  Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after August 13, 2003 and prior to the Expiration Date, there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of new options, or any other action related in any manner to the Offer, or that in our reasonable judgment makes such actions illegal or in contravention of any rule, ordinance or law that has been proposed, promulgated, enacted, entered, amended, or enforced by any court or any authority, agency or tribunal that is deemed by us to be applicable to the Offer or the grant of options pursuant to this Offer.

  Price Range of Common Stock Underlying the Options.

  Our common stock is quoted on The Nasdaq National Market under the symbol "TWAV." The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported by the Nasdaq National Market.

Quarter Ended	High	Low
Through August 5, 2003	$2.58	$1.98
June 30, 2003	2.59	0.42
March 31, 2003	1.40	0.39
December 31, 2002	1.82	0.35
September 30, 2002	10.00	0.90
June 30, 2002	15.42	8.52
March 31, 2002	16.65	10.30
December 31, 2001	16.01	10.25
September 30, 2001	18.99	9.30
June 30, 2001	19.07	10.06

  As of August 5, 2003, the last reported sale price of our common stock, as reported by The Nasdaq National Market, was $1.98 per share.

  We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

  Source and Amount of Consideration; Terms of New Options.

  Consideration. We will issue new options to purchase common stock under the Option Plans in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to 75% of the number of shares you would have received if you exercised the option you tendered, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of 1,031,729 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 3.5% of the total shares of our common stock outstanding as of July 31, 2003.

  Terms of New Options. The new options will be granted under the Option Plans and will be nonstatutory stock options. The exercise price of the new option will be equal to the closing price of our common stock on The Nasdaq National Market on the Expiration Date. The following description of the terms of the replacement options is a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the Option Plans and the form of option agreement. Complete information about the Option Plans is included in the Therma-Wave, Inc. 1997 Stock Plan, the 1997 Employee Stock Plan, the 1997 Special Employee Stock Plan, and the 2000 Plan, as amended, and the form of option agreements. The 1997 Stock Plan is filed as Exhibit 10.20 to our Registration Statement on Form S-4 (File No. 333-29871). The 1997 Employee Stock Plan and the 1997 Special Employee Stock Plan are filed as Exhibits 10.30 and 10.31 to our Registration Statement on Form S-1 (File No. 333-76049). The 2000 Plan was filed as Exhibit 10.22 to our Annual Report on Form 10-K, which was filed with the SEC on June 30, 2000. The First Amendment to the 2000 Plan was filed as Exhibit 99.2 to our Registration Statement on Form S-8 (File No. 333-83282) which was filed with the SEC on February 22, 2002.

  If your current option vests over a fixed number of years so long as you remain employed by the Company and is not subject to vesting on the achievement of project milestones, then:

  1. So long as you continue to be an employee of Therma- Wave, one half of your new option shall vest nine months from the date the new options are issued, and the remaining one half of your new option shall vest 18 months from the date the new options are issued;

  2. All of your replacement options will have a four-year term as opposed to the ten-year term of the old options.

  If your current option vests in increments upon the accomplishment of project milestones and then vests completely after a fixed number of years so long as you remain employed by the Company, then:

  1. So long as you continue to be an employee of Therma- Wave, one half of the portion of your option that replaces the vested portion of your current option shall vest nine months from the date the new options are issued, and the remaining one half of the option replacing the vested portion of your current option shall vest 18 months from the date the new options are issued;

  2. The portion of your replacement option that replaces the unvested portion of your current option will continue to vest on the schedule set forth in your current option agreement, however, in no event shall any portion of your replacement option vest before nine months from the date the new options are issued; and

  3. All of your replacement options will have a term that extends for two and one-half years after the last date any portion of the replacement option vests.

  The terms and conditions of your current option are set forth in the Option Plans under which they were granted and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Option Plans are summarized in the prospectus prepared by us and previously distributed to you. You may obtain copies of these prospectuses and the Option Plans as indicated in Section 17 below.

  U.S. Federal Income Tax Consequences of Options. New options granted under the Option Plans are nonstatutory stock options that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Under U.S. law, an optionee recognizes no taxable income upon the grant of a nonstatutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

  We will be entitled to a business-expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of Therma-Wave in which the ordinary income is recognized by the optionee.

  After reviewing the tax information in the Offer and in the prospectuses you have received under the Option Plans, we recommend that you consult your own tax advisor with respect to the manner in which the federal, state and local tax consequences of participating in the Offer will impact you based on your personal tax situation.

  Our statements in this Offer concerning the Option Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Option Plans and the form of option agreement under the Option Plans. Please contact us at Therma-Wave, Inc., 1250 Reliance Way, Fremont, California 94539 (telephone: (510) 668-2678; facsimile to attention Tender Offer: (510) 226-6834; email: TenderOffer@thermawave.com, to receive a copy of the Option Plans and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

  Information Concerning Therma-Wave; Risk Factors.

  General. We are a worldwide leader in the development, manufacture, marketing and service of process control metrology systems for use in the manufacture of semiconductors. Process control metrology is used to monitor process parameters in order to enable semiconductor manufacturers to maintain high yields on the production lines, reduce feature size, increase wafer size, increase equipment productivity and improve device performance. Our metrology systems are used in all sections of the semiconductor fabrication plant, or fab, to control the wafer fabrication processes. Examples of wafer fab processes, in which our metrology systems supply key information, are photoresist processing to support lithography, deposition of insulator and conductor films, patterned removal, or "etching", of insulator and conductor films, ion implantation and chemical mechanical planarization. We currently sell four product families of process control metrology systems: Therma-Probe™ systems, Opti-Probe™ systems, Opti-Probe Real-Time/Critical Dimensions™ systems, and Integra™ and Sensys™ integrated metrology systems. We are incorporated in Delaware. Our principal executive offices are located at 1250 Reliance Way, Fremont, California 94539, and our telephone number is (510) 668-2200.

  Financial Information. The following selected financial data is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended March 30, 2003 and our Quarterly Report on Form 10-Q for the period ended June 29, 2003. All amounts are in thousands, expect per share data.

	Year Ended		Three Months Ended
	March 30, 2003	March 31, 2002	June 30, 2002	June 29, 2003
Statement of Operations Data:
Net revenues	$ 49,220	$ 81,937	$ 11,903	$ 14,949
Gross profit (loss)	(5,841)	16,523	2,832	3,078
Operating income (loss)	(134,527)	(52,658)	(9,339)	(11,624)
Net income (loss)	(133,604)	(49,196)	(9,534)	(11,303)
Basic net income (loss) per share	(4.69)	(1.98)	(0.33)	(0.40)
Diluted net income (loss) per common share	(4.69)	(1.98)	(0.33)	(0.40)
Balance Sheet Data:
Current assets	52,384	112,786	46,061	52,384
Total assets	67,703	201,646	58,297	67,703
Current liabilities	28,875	31,773	24,410	28,875
Long-term liabilities	--	16	6,675	2,490
Total liabilities	31,365	34,147	31,085	31,365
Total stockholders' equity	36,338	167,499	27,212	36,338
Book value per common share(a)	1.24	5.76	0.95	1.27

  The Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer incorporates certain financial information about us included in our annual report on Form 10-K for the fiscal year ended March 30, 2003 which has been filed with the SEC. Because you may be interested in reviewing this information, we suggest that you obtain copies of these documents. Please see Section 17 below for more information on how to obtain these filings.

  Risk Factors. In addition to those risks described in this Offer, information concerning risk factors included in Exhibit 99.1 to our Annual Report on Form 10-K for the year ended March 30, 2003 is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

  Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

  Our directors and executive officers are listed below. None of these individuals are eligible to participate in the Offer. As of July 31, 2003, our executive officers and directors as a group beneficially owned options to purchase a total of 2,227,753 shares of our common stock, which represented approximately 40.5% of the shares subject to all options outstanding as of that date.

  The following table gives the total number of options currently held by each of our officers and directors:

Name and Title	Maximum Number of Shares that Could Be Purchased With Current Options	Shares That Could Be Purchased with Currently Exercisable Options
Boris Lipkin, President and Chief Executive Officer, Director	500,000	0
L. Ray Christie, Vice President, Chief Financial Officer and Secretary	205,100	110,775
David Doyle, Vice President of Factory Operations	79,719	13,680
James Mitchener, Senior Vice President, Global Marketing and Applications	158,567	49,490
Giovanni Nocerino, Executive Vice President, Worldwide Sales and Field Operations	250,000	0
Dr. Jon L. Opsal, Senior Vice President and Chief Technical Officer	219,655	149,405
Noel Simmons, Vice President, Human Resources and Facilities	102,133	53,443
Rodney Smedt, Vice President, Engineering	150,254	37,798
Papken der Torossian, Chairman of the Board	400,000	0
Frank Alvarez, Director	25,000	10,000
Dr. David E. Aspnes, Director	25,000	10,000
G. Leonard Baker, Jr., Director	5,000	0
John D'Errico, Director	25,000	10,000
David Dominik, Director	5,000	0
Talat F. Hasan, Director	107,325	17,994

  On July 24, 2003 58,690 shares of our common stock were transferred from a business entity controlled by G. Leonard Baker, Jr. into a trust of which Mr. Baker is the trustee. The price per share for this transaction was $1.8759. In addition, the following officers purchased the following shares of stock through our Employee Stock Purchase Plan on June 30, 2003:

Officer	Number of Shares	Purchase Price
L. Ray Christie	600	$0.358
David Doyle	600	$0.358
Boris Lipkin	549	$0.391
Giovanni Nocerino	549	$0.391
Jon Opsal	600	$0.358
Noel Simmons	600	$0.358

  The address of each director and executive officer is: c/o Therma-Wave, Inc., 1250 Reliance Way, Fremont, California 94539.

  Status of Options Acquired by Us in the Offer.

  Options we acquire pursuant to the Offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the Option Plans and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of The Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

  Accounting Consequences of the Offer.

  Our grant of new options will be treated for financial reporting purposes as a variable award to each option holder whose option shares are tendered in the Offer. We will be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense will accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We will have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

  Legal Matters; Regulatory Approvals.

  We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.

  Material Federal Income Tax Consequences.

  The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

  The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

  After reviewing the tax information in the Offer and in the prospectuses you have received under the Option Plans, we recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer will impact you based on your personal tax situation.

  Extension of Offer; Termination; Amendment.

  We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

  We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Notwithstanding the foregoing, we will return the options elected for exchange promptly after termination or withdrawal of an offer.

  Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

  Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to appropriate wire services.

  If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer. The amount of time by which we will extend the Offer following a material change in the term of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the Offer for a period of ten business days after the date of such notice:

    (1) we increase or decrease the amount of consideration offered for the options;

    (2) we decrease the number of options eligible to be tendered in the Offer; or

    (3) we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase; and

    the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 15.

  Fees and Expenses.

  We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

  Additional Information.

  We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part, with respect to the Offer. This Offer does not contain all of the information contained in the Schedule TO or the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

    our annual report on Form 10-K for our fiscal year ended March 30, 2003, filed with the SEC on June 20, 2002;

    our quarterly report on Form 10-Q for our fiscal quarter ended June 29, 2003, filed with the SEC on August 11, 2003;

    the description of our common stock included in our registration statement on Form S-1, which was filed with the SEC on April 9, 1999, including any amendments or reports we file for the purpose of updating that description; and

    our registration statements on Form S-8 (File Nos. 333- 30870, 333-36140, 333-83282 and 333-100037), filed with the SEC on February 22, 2000, May 2, 2000, February 22, 2002 and September 22, 2002, respectively.

  The SEC file number for the filings referenced in paragraph (a) above is 000-26911. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained on the SEC's Internet site at http://www.sec.gov or, at the SEC public reference room:

  450 Fifth Street, N.W

  Room 1024

  Washington, D.C. 20549

  You may obtain information on the operation of the public reference rooms by calling the SEC at l-800-SEC-0330.

  Our common stock is quoted on The Nasdaq National Market under the symbol "TWAV," and our SEC filings can be read at the following Nasdaq address: Nasdaq Operations, 1735 K Street, N.W. Washington, D.C. 20006.

  We will also provide without charge to each person to whom a copy of this Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to:

  Therma-Wave, Inc.

  1250 Reliance Way

  Fremont, California 94539

  telephone: (510) 668-2678

  facsimile to attention Tender Offer: (510) 226-6834

  email: TenderOffer@thermawave.com)

  As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

  The information contained in this Offer about Therma-Wave should be read together with the information contained in the documents to which we have referred you.

  Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Therma-Wave, Inc. August 13, 2003

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OLD OPTIONS

FOR

NEW OPTIONS OF

THERMA-WAVE, INC.

Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to:

Therma-Wave, Inc.

1250 Reliance Way

Fremont, California 94539

telephone: (510) 668-2678

facsimile to attention Tender Offer: (510) 226-6834

email: TenderOffer@thermawave.com